Exhibit 99.1




November 19, 2001                            For more information:
                                             Susan Datz Edelman
FOR IMMEDIATE RELEASE                        Director, Stockholder Relations
---------------------                        (904) 346-1506

                   STEIN MART, INC. TO CHANGE FISCAL YEAR-END

JACKSONVILLE, FL - The Board of Directors of Stein Mart, Inc. {Nasdaq: SMRT} has approved a change in the Company's fiscal year-end to a 52-53 week year ending the Saturday closest to January 31; previously, the Company's fiscal year ended on the Saturday closest to December 31. Financial information for the one-month transition period ending February 3, 2001 will be presented in the Company's Form 10-K for the fiscal year ending February 2, 2002.

Starting with February 2002 sales, Stein Mart will begin announcing monthly comparable store sales.

"This change in our fiscal year more naturally follows the seasonal flow of the retail business," commented Jack Williams, chief executive officer of Stein Mart, Inc. "With our revised fiscal calendar aligned with others in the retailing industry, we can now begin reporting meaningful monthly comparable store sales results."

Also today, Stein Mart reported that it had completed its 2001 store-opening schedule with fifteen new stores opened in the fourth quarter, for a total of 30 new store openings for the year.

About Stein Mart
Stein Mart's 253 stores offer the merchandise, service and presentation of a traditional, better department/ specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart's focused assortment of merchandise features moderate to designer brand-name apparel for women, men and children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart's actual results in future periods to differ materially from forecasted or expected results. Those risks include, but are not limited to, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, adequate sources of merchandise at acceptable prices and the other risks and uncertainties described in the Company's filing with the Securities and Exchange Commission.
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                  Additional information about Stein Mart, Inc.
                       can be found at www.steinmart.com.